Exhibit 10.1

2017 EQUITY INCENTIVE PLAN OF

FUSE MEDICAL, INC.

AMENDMENT NO. 4

June 28, 2018

Section 4.1. Section 4.1 of the 2017 Equity Incentive Plan of Fuse Medical, Inc., dated April 5, 2017, is removed in its entirety and replaced by the following:

4.1    Subject to adjustment in accordance with Section 11, a total of 8,000,000 shares of Common Stock shall be available for the grant of Awards under the Plan; provided, however, that Incentive Stock Options granted to any single individual in a calendar year may not exceed $100,000 in Fair Market Value. Any shares of Common Stock granted in connection with Options and Stock Appreciation Rights shall be counted against this limit as one (1) share for every one (I) Option or Stock Appreciation Right awarded. Any shares of Common Stock granted in connection with Awards other than Options and Stock Appreciation Rights shall be counted against this limit as two (2) shares of Common Stock for every one (1) share of Common Stock granted in connection with such Award. During the terms of the Awards, the Company shall keep available at all times the number of shares of Common Stock required to satisfy such Awards.

Fuse Medical, Inc.

By:	/s/ William E. McLaughlin, III
William E. McLaughlin, III
Chief Financial Officer